EXHIBIT 99.1

Aspen Technology Announces Selected Financial Results for Fourth-Quarter Fiscal Year 2006,
Stock Option Grant Review and Restatement

•                  Fourth quarter license revenue of $44 million grows over 20% on a year-over-year basis

•                  Fourth quarter total revenue of $79 million grows over 10% on a year-over-year basis

•                  Cash increases 23% sequentially to $86 million as of June 30, 2006

CAMBRIDGE, Mass. — September 6, 2006 — Aspen Technology, Inc. (Nasdaq: AZPN), a leading provider of software and services to the process industries, today announced selected preliminary financial results for its fiscal 2006 fourth quarter and fiscal year ended June 30, 2006.

For the quarter ended June 30, 2006, AspenTech reported total revenue of $79.2 million, an increase of over 10% from the prior year period.  Top line results were driven by license revenue of $44.4 million, which increased over 20% from the prior year period.  Services revenue was even with the prior year period at $34.8 million.

For the full year fiscal 2006, AspenTech reported total revenue of $293.3 million, an increase of 9% from the prior year.  Within total revenue, license revenue increased 18% to $152.7 million and services revenue was even with the prior year at $140.6 million.

AspenTech had cash and cash equivalents of $86.3 million at June 30, 2006, an increase of 23% compared to $70.1 million at the end of the prior quarter, and the company remains essentially debt-free. The increase in cash was primarily the result of strong cash flow from operations during the quarter. As of June 30, 2006, deferred revenue was $67.3 million, an increase of over 10% on a year-over-year basis.

Mark Fusco, President and CEO of AspenTech, stated, “Our fourth quarter results were highlighted by another very strong license revenue performance and increase in our cash balance.”  Fusco added, “I am extremely proud that AspenTech achieved each of our major initiatives entering the fiscal year — improving our key profitability margins, returning to significant cash flow generation, restoring top line growth, and having success in bringing our aspenONE solutions to our key target vertical markets.”

Fusco also stated, “Our end markets remain strong and demand for our unique, integrated aspenONE solutions is enhancing our revenue growth.  We believe AspenTech is the only vendor able to offer a broad, integrated suite of applications to solve the plant optimization challenges facing the process industries.  With a large, blue chip customer base in the process industries, strengthened financial position, improved execution and growing traction with our aspenONE solutions, we are optimistic about our outlook for fiscal 2007.”

The company also announced that, in connection with the preparation of financial statements for the fiscal year-ended June 30, 2006, a subcommittee of independent directors was appointed to review the company’s accounting treatment for stock option grants for prior years.  That review is still ongoing.  The subcommittee has concluded that errors were made in the accounting for certain historical stock options granted during and prior to fiscal 2004, and previously issued financial statements will require restatement as a result of these errors.  Accordingly, previously issued financial statements and the related reports of our independent registered public accounting firm should not be relied upon.  The subcommittee currently estimates that additional compensation and related payroll tax expense of approximately $12 million, $10 million, $7 million, $1 million and $1 million will be required to be recorded in fiscal years 2002, 2003, 2004, 2005 and the first three quarters of fiscal 2006, respectively.  In addition, the subcommittee currently estimates that beginning retained earnings as of July 1, 2001 will be adjusted by approximately $23 million, related to compensation expense from periods prior to fiscal 2002.  Because the subcommittee’s work is ongoing, these estimates are subject to change.  The subcommittee’s review indicates that these compensation expense impacts are primarily the result of errors in the determination of the measurement date related to grants of options allocated among a pool of employees when the specific number of options to be awarded to specific employees had not been finalized.

The company expects that the restated financial statements will also reflect the correction of certain previously identified errors, which were not previously recorded because the company believed they were not material, as well as certain miscellaneous errors identified during the fiscal 2006 financial closing process. Such corrections will impact both the previously issued annual periods from 2003 to 2005 and the quarterly periods for 2006. These adjustments are expected to increase net income by approximately $3 million for the first three quarters of fiscal 2006, with a corresponding decrease in net income for fiscal years 2003, 2004 and 2005 of an equal amount in the aggregate.

Conference Call and Webcast

AspenTech will host a conference call and webcast today, September 6, 2006, at 4:45 pm (EST) to discuss the company’s financial results, business outlook, and related corporate and financial matters. The live dial-in number is 1-877-239-3024, conference ID code 4340064. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at 1-800-642-1687 or 1-706-645-9291, conference ID code 4340064, through September 13, 2006.

About AspenTech

Aspen Technology, Inc. provides industry-leading software and professional services that help process companies improve efficiency and profitability by enabling them to model, manage and control their operations. The new generation of integrated aspenONE solutions are aligned with the key industry business processes, providing manufacturers the capabilities they need to optimize operational performance, make real-time decisions and synchronize the plant and supply chain. Over 1,500 leading companies already rely on AspenTech’s software, including Bayer, BASF, BP, Chevron Corporation, DuPont, ExxonMobil, Fluor, GlaxoSmithKline, Sanofi-Aventis, Shell and Total. For more information, visit www.aspentech.com.

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AspenTech, aspenONE and the aspen leaf logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.

Contacts

MEDIA CONTACT:

Elisa Logan
Aspen Technology, Inc.
(617) 949-1398
elisa.logan@aspentech.com

INVESTOR CONTACT:

Kori Doherty
Integrated Corporate Relations
(617) 217-2084
kdoherty@icrinc.com